Exhibit 107.1

Calculation of Filing Fee Tables

Form SF-1
(Form Type)

THE EMPIRE DISTRICT ELECTRIC COMPANY	EMPIRE DISTRICT BONDCO, LLC
(Exact name of registrant, sponsor and depositor as specified in its charter)	(Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Asset-Backed Securities	Securitized Utility Tariff Bonds, Series 2024-A	Rule 457(o)	$304,490,000	100%	$304,490,000	0.00014760	$44,942.72
Fees Previously Paid	Asset-Backed Securities	Securitized Utility Tariff Bonds, Series 2023-A	Rule 457(o)	$1,000,000	100%	$1,000,000	0.00011020	$110.20
Total Offering Amount						$305,490,000		$45,052.92
Total Fees Previously Paid(2)								$110.20
Total Fee Offsets								$0.00
Net Fee Due								$44,942.72

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	$110.20 was previously paid in connection with the initial filing of this Registration Statement where $1,000,000 aggregate principal amount of Securitized Utility Tariff Bonds, Series 2023-A were registered on September 29, 2023, prior to the change to the fee rate to its existing rate. The Securitized Utility Tariff Bonds, Series 2023-A are part of the same asset-backed securities offering as the Securitized Utility Tariff Bonds, Series 2024-A and the difference represents a change in the designation only.